UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 10, 2004

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

See the information set forth in Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2004, Goodyear Dunlop Tires Europe B.V. ("GDTE"), a subsidiary of The Goodyear Tire & Rubber Company ("Goodyear") organized in the Netherlands, and certain of its subsidiaries entered into definitive agreements for a new five-year pan-European accounts receivable securitization facility. The facility will initially provide €165 million of funding, but has the ability to be expanded to €275 million, and will be subject to customary annual renewal of back-up liquidity lines. The new facility will replace an €82.5 million facility in the company’s French operating unit, and funding under the new facility is expected to occur before the end of 2004.

The new facility involves the twice-monthly sale of substantially all of the trade accounts receivable of Goodyear Dunlop Tires France SA (France), Fulda Reifen GmbH & Co. KG (Germany), M-Plus Multimarkenmanagement GmbH & Co. KG (Germany), Goodyear GmbH & Co. KG (Germany), Dunlop GmbH & Co. KG (Germany), Goodyear Dunlop Tires Italia S.p.A. (Italy) and Goodyear Dunlop Tires España SA (Spain), each a subsidiary of GDTE (the "Sellers") to Ester Finance Titrisation ("Ester"), a bankruptcy-remote French company controlled by one of the liquidity banks in the facility. Ester will purchase the Sellers’ accounts receivable with (a) the cash proceeds of borrowings by two bank sponsored issuers of commercial paper, and (b) a set-off against funds owed to the Sellers pursuant to two deposits maintained by an affiliate of the Sellers with Ester. The Sellers retain the responsibility for servicing the receivables, unless there has been an event of default and Ester elects to replace the Sellers with a back-up servicer. The Sellers pay fees under the program based on certain variable market interest rates and other agreed amounts. The amount of funding available under the program will depend upon the amount and quality of accounts receivable that are sold to Ester and the amount of commitments obtained by from liquidity banks. Currently there are liquidity bank commitments from Calyon and Natexis Banques Populaires to support €165 million of funding. This can be increased up to €275 million. Both Calyon and Natexis Banques Popularies have provided banking services to Goodyear and its affiliates in the past.

The facility has customary representations, warranties and covenants. In addition, it is an event of default under the facility if (i) the ratio of consolidated EBITDA of Goodyear to consolidated interest expense of Goodyear falls below 2.00 to 1.00, (ii) the ratio of consolidated senior secured indebtedness to consolidated EBITDA of Goodyear is greater than 4.00 to 1.00, (iii) the ratio of consolidated third party indebtedness of GDTE (net of up to $100 million of cash held by GDTE and its subsidiaries) to consolidated EBITDA of GDTE is greater than 3.00 to 1.00 or (iv) for so long as such a provision is in Goodyear’s European Term Loan and Revolving Credit Facility (the "European Credit Facility"), consolidated net worth of Goodyear is less than $2 billion on or prior to March 31, 2006 or is less than $1.75 billion after March 31, 2006, in each case subject to a 60 day grace period. The defined terms for these financial tests are similar to those in the European Credit Facility. If there is a waiver concerning, or amendment of, any of these financial tests and the corresponding provision and definitions of the European Credit Facility that is approved by any combination of the lenders under the European Credit Facility and the liquidity banks under the facility representing more than 50% of the aggregate amount of all loans and unused commitments under the European Credit Facility plus all liquidity commitments under the facility, then the waiver or amendment will apply to the facility, even if less than 50% of the liquidity banks approve the waiver or amendment.

A copy of a news release issued by Goodyear on December 14, 2004, describing the transaction is attached at Exhibit 99 and is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

December 15, 2004	By:	Richard J. Kramer

Name: Richard J. Kramer
Title: Senior Vice President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99	News Release dated December 14, 2004